Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE				March 16, 2007
BUTLER NATIONAL CORPORATION ANNOUNCES THIRD QUARTER AND NINE MONTH FINANCIAL RESULTS AND CONFERENCE CALL

OLATHE, KANSAS, March 16, 2007, - Butler National Corporation (OTC Bulletin Board BUKS), a leading manufacturer and provider of support systems for "Classic" business, commercial, and military aircraft, announces its financial results for the third quarter and nine months for fiscal year 2007 for the period ended January 31, 2007. In conjunction with the release, the Company has scheduled a conference call Tuesday, March 20, 2007 at 9:00AM Central Daylight Time.

What: Butler National Corporation Third Quarter and Nine Months Financial Results Conference Call

When: Tuesday, March 20, 2007 - 9:00 AM Central Daylight Time

How: Live via phone by dialing 800-624-7038. Code: Butler National Corporation. Participants to the conference call should call in at least 5 minutes prior to the start time.

Clark Stewart, President & CEO, Butler National Corp., will be leading the call and discussing results of the third quarter and nine months, the status of new and existing orders, gaming activities and an outlook on the balance of fiscal 2007.

Historical selected financial data related to all operations:
	Quarter Ended January 31			Nine Months Ended January 31
	(In thousands except per share data)			(In thousands except per share data)
	2007	2006	2005	2007	2006	2005

Net Sales	$3,344	$3,071	$7,011	$10,775	$12,237	$18,113
Operating Income	28	201	769	624	750	1,936
Net Income (Loss)	(119)	37	666	190	350	1,672
Per Share Net Income	(.01)	.00	.02	.01	.01	.04
Total Assets	19,367	17,931	16,783	19,367	17,931	16,783
Long-term Obligations	1,646	1,779	2,265	1,646	1,779	2,265
Shareholders' Equity	10,019	9,670	8,390	10,019	9,670	8,390
New Product Research and Development Cost	472	342	283	1,506	1,142	914

Management Comments:

Our sales for the fiscal quarter ended January 31, 2007, increased 8.9% to $3.3 million as compared to $3.1 million for the same period in 2006. Net income for the quarter decreased from a net profit of $37,000 to a net loss of $119,000.

In an effort to further develop and grow our 'Classic Aviation' product line, we expensed 14% of sales on product development. We continue to work on new products and potential acquisitions to stabilize our long-term revenues.

Sales from Aircraft Modifications decreased $195,000 (11.4%) from $1.7 million in the third quarter of fiscal year 2006 to $1.5 million in the current three months of fiscal 2007. Sales for the months of December 2006 and January 2007 were 34% less than the same months in fiscal 2007.

The modifications segment had an operating profit of $141,642 for the three months ended January 31, 2007 compared to operating profit of $42,262 for the three months ended January 31, 2006. RVSM revenues decreased by 16.8% in the third quarter of fiscal 2007, compared to the third quarter of fiscal 2006. We are projecting additional sales of 50 to 100 Learjet 20 series and Learjet 30 series RVSM installations in the next two to five years.

Sales from the Avionics division increased 11.2%, from $558,000 in third quarter of fiscal 2006, to $621,000 in the current three months of fiscal 2007. Operating loss for the three months ended January 31, 2007 was $83,904 compared to an operating profit of $242,779 for the three months ended January 31, 2006, a change of $326,683. The decrease in operating profit is related to additional material cost, material spoilage, additional labor requirements and rework labor costs on a major build-to-print contract. Further operating losses from this contract may be experienced in fiscal 2008.

We expect this business segment to grow in future years as more defense classic aviation products are upgraded with modern gun control equipment. In addition we expect new fuel system protections devices like the TSD and GFI to be required as the focus on aviation becomes more intense.

Monitoring Services sales increased from $357,000 for the three months ended January 31, 2006 to $717,000 for the three months ended January 31, 2007, an increase of 101%. During the three months ended January 31, 2007, we maintained a relatively level volume of long-term contracts with municipalities. We had an operating profit of $151,000 in Monitoring Services for the three months ended January 31, 2007, compared to $64,000 for the three months ended January 31, 2006. Revenue fluctuates due to the introduction of new products and services and the related installations of these products. Our contract with one of our larger customers has been renewed through fiscal 2008.

Revenue from Management Services related to gaming increased for the quarter and the nine months ending January 31, 2007 compared to the same period last year. We are continuing to see positive effects of the Class III gaming.

As of January 31, 2007, our backlog is in excess of $13 million. This backlog reflects our product development efforts and the related potential results. Our challenge is to ship the backlog and further take advantage of these new products. However, because of our major investment in product development required to continue these new products, we may not always maintain smooth and continuous quarterly profits.

"Butler National demonstrated tangible progress in these past three quarters. We want to build on these results and focus on sustainable bottom line performance and increasing shareholder value. We look forward to a successful balance of fiscal 2007. We feel the opportunities in front of us are more significant than what we have seen in the past," commented Clark D. Stewart, President of the Company.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" business, commercial, and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for a discussion of factors which could affect the Company's operations and forward- looking statements contained herein. These Risk Factors are also listed in Part I Item 1A of the company's Annual Report on Form 10-K.

FOR MORE INFORMATION CONTACT:
Craig D. Stewart, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS 66062
Direct Investor Relations (214) 663-5833
Phone office (913) 780-9595
Fax office (913) 780-5088

Jim Drewitz, Public Relations
jdrewitz@comcast.net

Public Relations Phone (972) 355-6070
jim@jdcreativeoptions.com

For more information, please visit the Company web site: www.butlernational.com
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